SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT made as of July 15, 2024 by and between PUTNAM INVESTMENT MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter called “PIM”), and FRANKLIN ADVISERS, INC. (“FAV”), a corporation organized and existing under the laws of California.

WHEREAS, PIM and FAV are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services as an independent contractor; and

WHEREAS, PIM has been retained to render investment advisory services to each of the funds listed on Schedule A hereto including the Funds that are series of an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) as shown on Schedule A; and

WHEREAS, PIM desires to retain FAV to render certain investment advisory and related services to the Fund pursuant to the terms and provisions of this Agreement, and FAV is interested in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.       PIM hereby retains FAV and FAV hereby accepts such engagement, to furnish certain investment advisory and related services with respect to certain assets of the Fund, as more fully set forth herein.

(a)       Subject to the overall policies, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of PIM, FAV will provide certain investment advisory and related services for a portion of the Fund as agreed upon from time to time by PIM and FAV, including:

(i)	managing the investment and reinvestment of that portion of the Fund’s portfolio allocated for investment to it by PIM, if any, from time to time with FAV determining what securities and other property will be purchased, retained or sold with respect to such portion, and placing all purchase and sale orders with respect to such portion;

(ii)	performing research and obtaining and evaluating pertinent economic, statistical, and financial data relevant to the investment strategies and policies of the Fund, as set forth in the Fund’s prospectus and statement of additional information, and sharing such research and data with PIM upon request;

(iii)	purchasing, holding, making payments and transfers with respect to, and generally dealing in any manner with and in, any foreign exchange contract, transaction or arrangement (“FX Transactions”), in each case which is permitted for investment by the
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prospectus and the statement of additional information of the Fund and all necessary or appropriate documentation relating thereto, and in connection with such FX Transactions, depositing or transferring any property as collateral with any agent or counterparty, granting security interests in such collateral and executing or causing to be executed any and all required or appropriate documentation with respect to such collateral and making any and all margin payments, all on such terms and conditions as FAV shall determine; and

(iv)	managing the Fund’s investments in cash or cash equivalents, including money market instruments or short-term instruments such as commercial paper, bank obligations (e.g., certificates of deposit and bankers’ acceptances), repurchase agreements, and U.S. Treasury bills or other government obligations.

The assets with respect to which FAV provides the services set forth in Sections 1(a)(i) through (iv) are referred to as the “Sub-Advised Portion.”

(b)       In performing these services, FAV shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current prospectus and statement of additional information, and in the Agreement and Declaration of Trust and Bylaws of each applicable Fund, and to the investment guidelines most recently established by PIM (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

(c)       Unless otherwise instructed by PIM or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by PIM or by the Board, FAV shall report daily all transactions effected by FAV on behalf of the Fund to PIM and to other entities as reasonably directed by PIM or the Board.

(d)       FAV shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund, in such form and detail as requested by the Board. FAV shall also make one or more of its personnel available to attend such meetings of the Board as the Board may reasonably request.

(e)       In carrying out its duties hereunder, FAV shall comply with all reasonable instructions of the Fund, the Board or PIM in connection therewith.

(f)       Subject to approval by the Board and any necessary approval of the Fund’s shareholders, FAV, at its expense, may select and contract with one or more subadvisers, registered under the Advisers Act, to perform some or all of the services for the Fund for which it is responsible under this Agreement. FAV will compensate any subadviser for its services to the Fund. FAV will evaluate any subadvisers and will make recommendations to the Board about the hiring, termination and replacement of a subadviser. FAV also may terminate the services of any subadviser at any time in its sole discretion, provided that it provides advance notification to the Board, and shall at the time of such termination assume the responsibilities of such subadviser unless and until a successor subadviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained. FAV will continue to have responsibility for all advisory services furnished by any subadviser and will supervise each subadviser in its

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performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

2.       (a)       Where applicable based on the services it provides pursuant to Section 1 above, FAV shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the Fund’s policies with respect thereto and as set forth in the Fund's Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”), Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act. In connection with the placement of orders for the execution of such portfolio transactions, FAV shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the SEC, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by FAV for the period and in the place required by Rule 31a-2 under the 1940 Act.

(b)       Where applicable based on the services it provides pursuant to Section 1 above, FAV shall select brokers and dealers for the execution of the Fund's transactions with respect to the Sub-Advised Portion. In selecting brokers or dealers to execute such orders and subject to any policies and procedures adopted by the Trust’s Board, FAV is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which may enhance FAV’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the 1934 Act that FAV may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if FAV determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or FAV’s overall responsibilities to FAV’s discretionary accounts.

3.       (a)       FAV shall, unless otherwise expressly provided and authorized, have no authority to act for or represent PIM or the Fund in any way, or in any way be deemed an agent for PIM or the Fund.

(b)       It is understood that the services provided by FAV are not to be deemed exclusive. PIM acknowledges that FAV may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund. PIM agrees that FAV may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

4.       FAV agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

5.       FAV will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where

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FAV may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

6.       (a)       PIM shall pay a monthly fee in U.S. dollars to FAV equal to 50%, for Putnam Convertible Securities Fund, and 35%, for each of George Putnam Balanced Fund and Putnam VT George Putnam Balanced Fund, of the net investment advisory fee payable by the Fund to PIM (the “Net Investment Advisory Fee”), calculated daily, as compensation for the services rendered and obligations assumed by FAV under Section 1(a)(i) hereunder during the preceding month.

For purposes of this Agreement, the Net Investment Advisory Fee payable by the Fund to PIM shall equal (i) 96% of an amount equal to the total investment management fees payable to PIM, minus any Fund fees and/or expenses waived or reimbursed by PIM, minus (ii) any fees payable by PIM to Franklin Templeton Services, LLC for fund sub-administrative services.

The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by PIM relating to the previous month.

(b)        In payment for the services to be rendered by FAV under Sections 1(a)(ii)-(iv), PIM shall pay a monthly fee in U.S. dollars to FAV based on the costs of FAV in providing services to the Fund, which may include a mark-up determined and revised from time to time in accordance with the transfer pricing policy of the parties' parent company (specifically, the global service fee model thereunder) in line with applicable tax/transfer pricing regulations, but not to exceed 15% over such costs.

(c)       If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

7.       (a)       In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FAV, neither FAV nor any of its directors, officers, employees or affiliates shall be subject to liability to PIM or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b)       Notwithstanding paragraph 7(a), to the extent that PIM is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by FAV pursuant to authority delegated as described in Paragraph 1(a), FAV shall indemnify and save PIM and each of its affiliates, officers, directors and employees (each an “Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

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(c)       No provision of this Agreement shall be construed to protect any director or officer of PIM or FAV from liability in violation of Sections 17(h) or (i) of the 1940 Act.

8.       During the term of this Agreement, FAV will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and PIM will be responsible for all of their respective expenses and liabilities.

9.       This Agreement shall be effective as of the date given above and shall continue in effect for two years. It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

10.     This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to PIM and FAV, and by PIM or FAV upon sixty (60) days’ written notice to the other party.

11.     This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Contract between PIM and the Fund.

12.     In compliance with the requirements of Rule 31a-3 under the 1940 Act, FAV hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. FAV further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

13.     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14.     The terms “majority of the outstanding voting securities” of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

15.     This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware of the United States of America.

16.     FAV acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. FAV agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that FAV shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

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FRANKLIN ADVISERS, INC.

By: /s/ Thomas C. Merchant

Thomas C. Merchant

Chief Legal Officer

PUTNAM INVESTMENT MANAGEMENT, LLC

By: /s/ Stephen J. Tate

Stephen J. Tate

Secretary

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Schedule A

Putnam Convertible Securities Fund

Putnam ETF Trust

-Putnam BDC Income ETF

-Putnam BioRevolutionTM ETF

-Putnam Emerging Markets ex-China ETF

-Putnam Focused Large Cap Growth ETF

-Putnam Focused Large Cap Value ETF

-Putnam Sustainable Future ETF

-Putnam Sustainable Leaders ETF

Putnam Focused International Equity Fund

Putnam Funds Trust

-Putnam Core Equity Fund

-Putnam Emerging Markets Equity Fund

-Putnam Focused Equity Fund

-Putnam Global Technology Fund

-Putnam International Value Fund

-Putnam Small Cap Growth Fund

George Putnam Balanced Fund

Putnam Global Health Care Fund

Putnam International Equity Fund

Putnam Investment Funds

-Putnam International Capital Opportunities Fund

-Putnam Large Cap Growth Fund

-Putnam Research Fund

-Putnam Small Cap Value Fund

-Putnam Sustainable Future Fund

Putnam Large Cap Value Fund

Putnam Sustainable Leaders Fund

Putnam Variable Trust

-Putnam VT Core Equity Fund

-Putnam VT Emerging Markets Equity Fund

-Putnam VT Focused International Equity Fund

-Putnam VT George Putnam Balanced Fund

-Putnam VT Global Health Care Fund

-Putnam VT International Equity Fund

-Putnam VT International Value Fund

-Putnam VT Large Cap Growth Fund

-Putnam VT Large Cap Value Fund

-Putnam VT Research Fund

-Putnam VT Small Cap Growth Fund

-Putnam VT Small Cap Value Fund

-Putnam VT Sustainable Future Fund

-Putnam VT Sustainable Leaders Fund

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